Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

By and among

VSSL ENTERPRISES LTD.,

A British Columbia corporation,

(The Company),

KYLE JOSEPH REMENDA, PHILIPPE OLIVIER HENRY,

AUDIM VENTURES LTD. AND BRITT ASH ENTERPRISES LTD.

(The Selling Shareholders)

and

DIGIPATH, INC.

(Buyer)

Dated as of

March 9, 2020

i

ii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of March 9, 2020, is entered into between DIGIPATH, INC., a Nevada corporation (“Buyer”), VSSL ENTERPRISES LTD., a British Columbia corporation (the “Company”), KYLE JOSEPH REMENDA (“Remenda”), PHILIPPE OLIVIER HENRY, PhD (“Henry”) AUDIM VENTURES LTD. (“Audim”), and BRITT ASH ENTERPRISES LTD. (“Britt Ash” and, together with Remenda, Henry and Audim, the “Selling Shareholders”).

RECITALS

WHEREAS, the Company is engaged in the business of cannabis genomics, genotyping, genome sequencing, plant sciences and related consulting services, relating to the cultivation and production of cannabis (the “Business”);

WHEREAS, the Selling Shareholders own an aggregate of (i) 495 Class A Voting Common Shares of the Company, (ii) 495 Class B Voting Common Shares of the Company, (iii) 55 Class C Voting Common Shares of the Company, and (iv) 55 Class D Voting Common Shares of the Company (collectively, the “Shares”), which constitute all of the outstanding shares of capital stock of the Company;

WHEREAS, the Selling Shareholders wish to sell the Shares to Buyer on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

Definitions

The following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” has the meaning set forth in Section 5.09.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

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“Balance Sheet” has the meaning set forth in Section 3.17.

“Balance Sheet Date” has the meaning set forth in Section 3.17.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“Buyer’s Common Stock” means the common stock of Buyer, $0.001 par value per share.

“Cash Purchase Price” has the meaning set forth in Section 2.02.

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Contracts” has the meaning set forth in Section 3.06(a).

“Company Indemnitees” has the meaning set forth in Section 7.03.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Consulting Agreement” means the Consulting Agreement between the Buyer and Henry, dated September 25, 2019.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company concurrently with the execution and delivery of this Agreement.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

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“Employment Agreement” means the Employment Agreement between Buyer and Remenda, dated September 25, 2019.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from the presence, Release of, or exposure to, any Hazardous Materials.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 3.17.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

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“Health Canada Licenses” means, together: (a) the License limited to research with license number LIC-X6YITLBRV0-2019 with an effective date of October 24, 2019 issued by Health Canada to Henry pursuant to the Cannabis Act (Canada); and (b) the License limited to analytical testing with license number LIC-X716QUTWJH-2020 with an effective date of February 5, 2020 issued by Health Canada to the Company pursuant to the Cannabis Act (Canada).

“Indemnified Party” has the meaning set forth in Section 7.04.

“Indemnifying Party” has the meaning set forth in Section 7.04.

“Insurance Policies” has the meaning set forth in Section 3.10.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein, including, without limitation, plant genomics and sequencing; and (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models.

“Knowledge of the Company or the Company’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any of the Selling Shareholders or any officer of the Company, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.04.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

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“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.07(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Purchase Price Shares” has the meaning set forth in Section 2.02.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Real Property Lease” means the lease for the Company’s offices at 1-1385 Stevens Road West Kelowna, BC V1Z 2S9.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Audit” has the meaning set forth in Section 5.06.

“Taxes” means all U.S., Canadian, provincial, federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 7.04(a).

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“Transactional Agreements” means this Agreement, the Employment Agreement, the Consulting Agreement, the Technology Transfer Agreements, and the General Releases in the form of Exhibit B.

Article II

Purchase And Sale

Section 2.01 Purchase and Sale of Shares. Subject to the terms and conditions set forth herein, at the Closing, the Selling Shareholders shall sell, assign, transfer, convey and deliver the Shares to Buyer, and Buyer shall purchase the Shares from the Selling Shareholders, on the terms and subject to the conditions set forth in this Agreement.

Section 2.02 Purchase Price. The aggregate purchase price for the Shares shall be (i) cash in the amount of Two Hundred Thousand Dollars ($200,000) (“Cash Purchase Price”); and (ii) Six Million Five Hundred Thousand (6,500,000) shares of Buyer’s Common Stock (“Purchase Price Shares”). Notwithstanding anything to the contrary in this Article II, to the extent required by the Code, the Income Tax Act (Canada) or applicable Law, the Buyer shall be permitted to deduct and withhold any required amounts from the Cash Purchase Price or the Purchase Price Shares. Any amounts so deducted or withheld shall be treated as if paid to the Selling Shareholders for whom the deduction or withholding was required. The Selling Shareholders and the Buyer agree that no portion of the purchase price will be allocated to any “restrictive covenant” as such term is defined in Section 56.4 of the Income Tax Act (Canada) and any equivalent provision under any provincial Laws related to Taxes. The Buyer and Selling Shareholders further agree that the “restrictive covenants” provided under this Agreement is integral to this Agreement and can reasonably be regarded to have been granted to maintain or preserve the fair market value of the Shares.

Section 2.03 Transactions to be Effected at the Closing.

(a) At the Closing:

(i) the Selling Shareholders shall deliver to the Buyer the stock certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) in blank for transfer, and the Buyer shall deliver to the Selling Shareholders the Cash Purchase Price, by wire transfer of immediately available funds, to the Selling Shareholders’ accounts and in such amounts as set forth on Exhibit A hereto, in accordance with wire instructions provided to Buyer by the Selling Shareholders;

(ii) Buyer shall instruct its transfer agent to deliver the Purchase Price Shares to the Selling Shareholders as set forth on Exhibit A;

(iii) Each of the Selling Shareholders shall execute and deliver to the Buyer and the Company a General Release in the form of Exhibit B; and

(iv) Each of Remenda and Henry shall execute and deliver to the Company a Technology Transfer Agreement in form and substance acceptable to the Buyer (the “Technology Transfer Agreements”).

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(v) To the extent required by Buyer, the Selling Shareholders shall resign from their positions as directors and officers of the Company.

Section 2.04 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place via the exchange of documents and signatures in portable document file (“PDF”) format on and at a mutually agreed upon date and time, but in no event no more than five (5) days after all of the conditions to Closing set forth in Article VI are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as the Selling Shareholders and Buyer may mutually agree upon in writing. The Closing shall be effective as of 11:59 P.M. (Eastern) on the date of the Closing and such date is herein referred to as the “Closing Date.”

Article III

Representations And Warranties Of The Selling Shareholders And The Company

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Selling Shareholders, jointly and severally, represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof, and as of the Closing.

Section 3.01 Authority. (a) The Company has full capacity to execute and deliver this Agreement, and to perform its obligations hereunder. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement has been duly executed and delivered by the Company. This Agreement constitutes the legal, valid and binding obligations of the Company enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by general equitable principles).

(b) Each Selling Shareholder has the absolute and unrestricted right, power and capacity to enter into and to perform such Selling Shareholder’s obligations under each of the Transactional Agreements to which such Selling Shareholder is or may become a party. This Agreement constitutes the legal, valid and binding obligation of each of the Selling Shareholders, enforceable against each of the Selling Shareholders in accordance with its terms. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements will constitute the legal, valid and binding obligation of each Selling Shareholder who is a party thereto, and will be enforceable against such Selling Shareholder in accordance with its terms.

Section 3.02 Organization, Authority and Qualification; Capitalization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of British Columbia. The Company has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Except as set Section 3.02 of the Disclosure Schedules, the Company has no subsidiaries and has never owned beneficially or otherwise, any securities of any Person. The Company has no shares of capital stock outstanding other than the Shares, all of which are owned by the Selling Shareholders.

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(b) Selling Shareholders. Each Selling Shareholder has the capacity and capability to comply with and perform all of such Selling Shareholder’s covenants and obligations under each of the Transactional Agreements to which such Selling Shareholder is or may become a party. No Selling Shareholder:

(i) is a non-resident of Canada within the meaning of the Income Tax Act (Canada).

(ii) has, at any time, (A) made a general assignment for the benefit of creditors, (B) filed, or had filed against such Selling Shareholder, any bankruptcy petition or similar filing, (C) suffered the attachment or other judicial seizure of all or a substantial portion of such Selling Shareholder’s assets, (D) admitted in writing such Selling Shareholder’s inability to pay such Selling Shareholder’s debts as they become due, (E) been convicted of, or pleaded guilty to, any felony, or (F) taken or been the subject of any action that may have an adverse effect on such Selling Shareholder’s ability to comply with or perform any of such Selling Shareholder’s covenants or obligations under any of the Transactional Agreements; or

(iii) is subject to any order that may have an adverse effect on such Selling Shareholder’s ability to comply with or perform any of such Selling Shareholder’s covenants or obligations under any of the Transactional Agreements.

(c) The Selling Shareholders have, and the Buyer will acquire at the Closing, good and valid title to the Shares free and clear of any Encumbrances. Of the Shares (i) Remenda owns beneficially and of record all 495 Class A Voting Common Shares of the Company; (ii) Henry owns beneficially and of record all 495 Class B Voting Common Shares of the Company; (iii) Britt Ash owns beneficially and of record all 55 Class C Voting Common Shares of the Company, and (iv) Audim owns beneficially and of record all 55 Class D Voting Common Shares of the Company. All of the Shares (i) have been duly authorized and validly issued; (ii) are fully paid and non-assessable; and (iii) have been issued in full compliance with all applicable Laws.

(d) There is no Proceeding pending, and no Person has threatened to commence any Proceeding, that may have an adverse effect on the ability of any Selling Shareholder to comply with or perform any of such Selling Shareholder’s covenants or obligations under any of the Transactional Agreements. No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

Section 3.03 No Conflicts; Consents. The execution, delivery and performance by the Company and Selling Shareholders of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company or the Selling Shareholders; (c) except as set forth in Section 3.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of its respective properties and assets are subject (including any Company Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. Except as set forth on Schedule 3.03 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company or any Selling Shareholder in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

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Section 3.04 Undisclosed Liabilities. Other than as set forth on the Balance Sheet, the Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise with respect to the Business (“Liabilities”).

Section 3.05 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of the Company.

Section 3.06 Contracts.

(a) Section 3.06(a) of the Disclosure Schedules lists each Contract to which the Company is party (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property, being “Company Contracts”).

(b) Each Company Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. To the Knowledge of the Company and the Selling Shareholders, no other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Company Contract. Complete and correct copies of each Company Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.07 Title to Real Property And other Assets.

(a) The Company has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in its financial statements or acquired after the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for those items set forth in Section 3.7(a) of the Disclosure Schedules (collectively referred to as “Permitted Encumbrances”).

(b) Section 3.7(b) of the Disclosure Schedules lists the street address of each parcel of Real Property leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and the current use of such property. The Company owns no Real Property. With respect to leased Real Property, the Company has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

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Section 3.08 Condition of Property. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.09 Intellectual Property.

(a) Section 3.9(a) of the Disclosure Schedules lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including trade secrets, that are not registered but that are material to the Company’s business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing.

(b) The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company IP Registrations and the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(c) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s business or operations as currently conducted.

(d) Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Company Intellectual Property has signed a valid, enforceable agreement containing an assignment of all rights to Intellectual Property pertaining to the Company Intellectual Property to the Company and confidentiality provisions protecting the Company Intellectual Property. No current or former shareholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company Intellectual Property. No employee of the Company is (a) bound by or otherwise subject to any Contract restricting him from performing his duties for the Company or (b) in breach of any Contract with any former employer or other Person concerning rights to Intellectual Property or confidentiality due to his activities as an employee of the Company.

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(e) No funding, facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property.

(f) The Company has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to the Company and its Business.

Section 3.10 Insurance. Section 3.10 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Company or its Affiliates and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its respective Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy.

Section 3.11 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Company’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against any Affiliate thereof and relating to the Company); or (b) against or by the Company or any Affiliate of the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.12 Compliance with Laws; Permits.

(a) Except as set forth in Section 3.12(a) of the Disclosure Schedules, the Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b) Except as set forth in Section 3.12(b) of the Disclosure Schedules, all Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.12(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.12(b) of the Disclosure Schedules.

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Section 3.13 Environmental Matters.

(a) The Company is currently and has been in compliance with all Environmental Laws and has not, and neither the Company nor any of its Affiliates has received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and neither Company nor any of its Affiliates has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law by, the Company.

(c) The Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

Section 3.14 Employee Benefit Matters. The Company does not maintain any benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, bonus, performance award, stock or stock-based, change in control, retention, severance, vacation, or other similar agreement, plan, policy, program or arrangement, in each case whether or not reduced to writing, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA.

Section 3.15 Employment Matters.

(a) Section 3.15 of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company; (i) name; (ii) title or position; (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. All compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full.

(b) The Company is not, and has not been a party to, bound by, any collective bargaining agreement or other Contract with a union, works council or labor organization, and there is not, and has not been any union, works council or labor organization representing or purporting to represent any employee of the Company. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees.

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(c) The Company is and has been in compliance with all applicable Laws pertaining to employment and employment practices. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. To the extent applicable, all employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company.

Section 3.16 Taxes.

(a) Except as set forth in Section 3.16 of the Disclosure Schedules, all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (“Tax Returns”) required to be filed by the Company on or before the Closing Date have been timely filed. Such Tax Returns are true, correct, and complete in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. The Company has made available to Buyer copies of all Tax Returns and examination reports of the Company and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods.

(b) The Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(c) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(d) The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(e) The Shares are not a “taxable Canadian property” within the meaning of the Income Tax Act (Canada), of the Selling Shareholders.

Section 3.17 Financial Statements. Complete copies of the Company’s financial statements consisting of the balance sheet of the Company as at December 31, 2019 and the related statements of operations and retained earnings for the year then ended (the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared on a consistent basis throughout the periods involved, subject to the absence of notes, and can be audited under GAAP without unreasonable time or expense based on the existing books and records maintained by the Company and the Selling Shareholders. The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2019 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

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Section 3.18 Books and Records. The minute books and stock record books of the Company have been made available to Buyer.

Section 3.19 Investment Representations.

(a) Each of the Selling Shareholders understands and acknowledges (i) that the Purchase Price Shares to be issued to the Selling Shareholders have not been registered for sale under any federal or state securities laws, and that the Purchase Price Shares are being offered and sold to the Selling Shareholders pursuant to an exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended, (ii) that the Selling Shareholders are acquiring the Purchase Price Shares for each of their own accounts for investment purposes and without a view to any distribution thereof, and (iii) that the Selling Shareholders must bear the economic risk of the investment in such Purchase Price Shares for an indefinite period of time as the Purchase Price Shares cannot be sold unless subsequently registered under such laws or unless an exemption from registration is available.

(b) Each Selling Shareholder is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, and an “accredited investor” within the meaning of National Instrument 45-106 Prospectus Exemptions.

(c) Each Selling Shareholder understands and agrees that the certificates evidencing the Purchase Price Shares shall bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.”

Section 3.20 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or any Selling Shareholder.

Section 3.21 Full Disclosure. No representation or warranty by the Company or any Selling Shareholder in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

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Article IV

Representations And Warranties Of Buyer

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to the Selling Shareholders that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Nevada. Buyer has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Article V

Covenants

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, (x) conduct its business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current organization, business and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, landlords, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall:

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(a) Not cancel or forfeit the License or other Permit or take any action or fail to take any action with the purpose or having the effect of causing the License or other Permit not to be in full force and effect;

(b) Pay its debts, Taxes and other obligations when due;

(c) Maintain the properties and assets, including, without limitation, all Real Property and equipment, owned, operated, leased or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear, and maintain the inventory of the Company in a manner so as to avoid spillage, breakage or other waste outside the ordinary course of business;

(d) Continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) Defend and protect its properties and assets (including, without limitation, their Intellectual Property) from infringement or usurpation;

(f) Perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g) Maintain its books and records in accordance with past practice;

(h) Comply in all material respects with all applicable Laws;

(i) Not create, incur permit, allow or take any action to create any Encumbrance on any of its assets other than Permitted Encumbrances;

(j) Not enter into any Contract (including any Lease) that would be required to be set forth in Section 3.06 of the Disclosure Schedules without the prior written consent of Buyer;

(k) Not waive, release, assign, cancel compromise, settle, or offer or propose to settle, any Action;

(l) Not take or permit any action that would cause any of the changes, events or conditions described in this Section 5.01 to occur.

Section 5.02 Access to Information. From the date hereof until the Closing, the Company shall, (a) afford Buyer and its Representatives full and free access to, and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request (including, without limitation, for the purposes of auditing the Company’s financial statements to the extent required for reporting purposes by the Securities Exchange Act of 1934, as amended); and (c) instruct the Representatives of Company to cooperate with Buyer in its investigation of the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Company or any Selling Shareholder in this Agreement.

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Section 5.03 Non-Compete.

(a) In consideration of the mutual promises contained in this Agreement, including, without limitation, those involving the consideration paid by the Buyer to the Selling Shareholders, each of the Selling Shareholders and their respective Affiliates covenant and agree that for a period ending three years following the Closing Date, they shall not, directly or indirectly (i) be, or become interested in, associated with or represent, or otherwise render assistance or services to, or manage, operate, control or engage in (as an officer, director, stockholder, partner, member, consultant, owner, employee, agent, creditor or otherwise), any business or Person that is then, or which then proposes to become, engaged in the cannabis or hemp cultivation, production, distribution, testing, or extraction industry, including providing research and development and consulting services relating to cannabis genomics, genotyping or genome sequencing (a “Competing Business”); (ii) solicit, induce or influence, or attempt to induce or influence, any past or current customer of the Company including those prospective customers who are actively being marketed to by the Business or the Company to terminate a relationship which has been formed or that Company knows is being formed with the Business or the Company, or to reduce the extent of, discourage the development of, or otherwise harm its relationship with the Business or the Company, or (iii) recruit, solicit, induce or influence, any Person known by Company to be employed by the Business or the Company to discontinue, reduce the extent of, discourage the development of, or otherwise harm their relationship or commitment to the Business or the Company, including, without limitation, by employing, seeking to employ or inducing or influencing a Competing Business to employ or seek to employ any such Person; provided, however, that the foregoing shall not restrict either the Selling Shareholders or any of their respective Affiliates from owning, solely as a passive investment, any publicly traded securities if such ownership (x) is not as a member of a group that controls such business or Person, and (y) does not constitute more than 1% of any class of securities of such business or Person.

(b) The Selling Shareholders acknowledge that the restrictive periods contained in Section 5.03 is reasonable under the circumstances. Moreover, it is the desire and intent of the parties that the provisions of Section 5.03 be enforceable to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, the parties agree that if a Governmental Authority determines subsequently that the terms of Section 5.03 are unenforceable, such Governmental Authority shall reform the terms by specifying the greatest time period and/or geographic area that would not render the terms unenforceable. Each of the Selling Shareholders specifically agrees that, in the event of a breach or threatened breach of Section 5.03, Buyer and/or its Affiliates would suffer irreparable injury and damages at law would be an insufficient remedy, and Buyer and/or its Affiliates shall be entitled to seek equitable relief by way of temporary or permanent injunction (or any other equitable remedies), without proof of actual damages and without the need to post bond or other security.

Section 5.04 License Approval. To the extent permissible under applicable Law, the Company and Henry shall immediately following the execution of this Agreement, file the necessary paperwork with Health Canada and all other relevant Governmental Authorities and shall use commercially reasonable efforts, with the cooperation of Buyer, to secure from Health Canada, the approval, if required, to the transfer (i) to the Company of the Health Canada License currently issued to Henry, and (ii) of the Shares to Buyer without the termination or suspension of the Health Canada Licenses and the continued use by the Company of the Health Canada Licenses following the Closing.

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Section 5.05 Confidentiality. From and after the Closing, each of the Selling Shareholders shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that the Selling Shareholders can show that such information (a) became generally available to the public without breach of this Agreement and through no act or omission of any Selling Shareholder, or its Affiliates or Representatives; (b) such Selling Shareholder received it from a third party that did not violate any agreement, duty or applicable law in disclosing the information to such Selling Shareholder; or (c) is legally required to be disclosed. If any Selling Shareholder or any of its respective Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Selling Shareholder shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Selling Shareholder is advised by its counsel in writing is legally required to be disclosed, provided, however, that such Selling Shareholder shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.06 Required Audit; Cooperation; Audit; Governmental Approvals and Consents.

(a) The Company and each Selling Shareholder shall cooperate with Buyer, and use their reasonable best efforts, and take all action reasonably requested by Buyer, so that the audit of the Company’s financial statements required to be filed by the Buyer in connection with Buyer’s reporting obligations under the Securities Exchange Act of 1934, as amended (the “Required Audit”), is completed within 70 calendar days following the Closing (the “Audit Deadline”). Until the completion of the Required Audit, the certificates representing the Purchase Price Shares shall be held by the Buyer on behalf of the Selling Shareholders, may not be transferred by the Selling Shareholders, and shall be imprinted with a legend restricting their transfer and indicating they are subject to this Section 5.06.

(b) Each party hereto shall, as promptly as possible, (i) make, or cause or to be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement; including, without limitation, such filings and submissions to Health Canada to transfer the Shares to Buyer as set forth in Section 5.04. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

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Section 5.07 Closing Conditions. From the date hereof until the Closing, each party hereto shall use its best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof.

Section 5.08 Public Announcements. All public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicated with any news media shall be made with the prior written consent of each party, which consent shall not be unreasonably withheld, conditioned or delayed, and the parties shall cooperate as to the timing and contents of any such announcement in compliance with applicable Laws.

Section 5.09 No Solicitation of Other Bids.

(a) No Selling Shareholder shall, and no Selling Shareholder shall authorize or permit any of their respective Affiliates (including the Company ) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b) The Selling Shareholders agree that the rights and remedies for noncompliance with this Section 5.09 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.10 Notice of Certain Events.

(a) From the date hereof until the Closing, the Selling Shareholders shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by such Selling Shareholder or the Company hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

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(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 5.10 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Company in this Agreement (including Section 7.02 and Section 8.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.11 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Article VI

Conditions To Closing

Section 6.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) The Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.03 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to Buyer and the Company, and no such consent, authorization, order and approval shall have been revoked.

Section 6.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Selling Shareholders contained in Section 3.01, Section 3.02, Section 3.17 and Section 3.20, the representations and warranties of the Selling Shareholders and the Company contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Selling Shareholders contained in Section 3.01, Section 3.02, Section 3.17 and Section 3.20 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

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(b) Each of the Selling Shareholders and the Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Selling Shareholders and the Company shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No Action shall have been commenced against Buyer, the Company, or any Selling Shareholder, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 3.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) Each of Remenda and Henry shall continue to be employed and engaged by the Buyer, as applicable, pursuant to the Employment Agreement and Consulting Agreement, respectively, and shall not be in breach of any of their respective obligations thereunder.

(g) Buyer shall have received all Permits that are necessary for the conduct of the Business.

(h) Each of Remenda and Henry shall have executed and delivered to the Company the Technology Transfer Agreements.

(i) The Company shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the applicable authority in British Columbia.

(j) The Selling Shareholders and the Company shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

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Section 6.03 Conditions to Obligations of Company. The obligations of the Selling Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or such Selling Shareholders’ waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 4.01 and Section 4.03, the representations and warranties of Buyer contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.01 and Section 4.03 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) Buyer shall have delivered to the Selling Shareholders the Cash Purchase Price by wire transfer in immediately available funds, to an account or accounts designated at least two Business Days prior to the Closing Date by the Selling Shareholders in a written notice to Buyer.

(e) Buyer shall have delivered to its transfer agent instructions with respect to the Purchase Price Shares, directing the issuance of the Purchase Price Shares to the Selling Shareholders as provided in Section 2.05.

(f) Buyer shall have delivered to Selling Shareholders such other documents or instruments as Company s reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Article VII

Indemnification

Section 7.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is two years from the Closing Date; provided, that the representations and warranties in (a) Section 3.01, Section 3.20, Section 4.01 and Section 4.03 shall survive indefinitely, and (b) Sections 3.13, 3.14, and 3.16 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

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Section 7.02 Indemnification by the Selling Shareholders. Subject to the other terms and conditions of this Article VII, the Selling Shareholders shall jointly and severally indemnify and defend Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Selling Shareholders or the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Selling Shareholders or the Company pursuant to this Agreement as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Selling Shareholders or the Company pursuant to this Agreement.

Section 7.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend the Selling Shareholders and their respective Affiliates and their respective Representatives (collectively, the “Selling Shareholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Selling Shareholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a) inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 7.04 Indemnification Procedures. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”.

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(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.04(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party. If the Indemnified Party has assumed the defense pursuant to Section 7.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

Section 7.05 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 7.06 Exclusive Remedies. Subject to Section 5.03 and Section 9.10, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.06 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

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Article VIII

Termination

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Selling Shareholders, the Company and Buyer;

(b) by Buyer by written notice to the Selling Shareholders and the Company, if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Selling Shareholders or the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by the Selling Shareholders or the Company within ten days of the Selling Shareholders’ receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 6.01 or Section 6.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 31, 2020, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by the Selling Shareholders or the Company by written notice to Buyer if:

(i) Neither the Selling Shareholders nor the Company is then in material breach of any provision of this Agreement and there has not been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from the Selling Shareholders or the Company; or

(ii) any of the conditions set forth in Section 6.01 or Section 6.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 31, 2020, unless such failure shall be due to the failure of the Selling Shareholders or the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

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(d) by Buyer, the Selling Shareholders or the Company in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 8.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article VIII and Section 5.05 and Article IX hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

Article IX

Miscellaneous

Section 9.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to the Selling Shareholders or the Company:	1-1385 Stevens Road West Kelowna, BC V1Z 2S9 Attn: Kyle Joseph Remenda Philippe Olivier Henry

If to Buyer:	Digipath, Inc. 6450 Cameron Street, Suite 113 Las Vegas, NV 89118 Attention:

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with a copy to:	Fox Rothschild LLP 101 Park Avenue, Suite 1700 New York, NY 10178 Facsimile: (212) 299–2150 E-mail: ANewman@FoxRothschild.com Attention: Alison Newman, Esq.

Section 9.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.05 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of the Selling Shareholders or the Company, assign all or any portion of its rights under this Agreement to any Affiliate including a newly formed subsidiary organized for the purpose of the acquiring and operating the Business. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.07 No Third-party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.08 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 9.09 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction), except with respect to the laws governing the ownership and transfer of the Shares, which shall be subject to the applicable corporate laws of British Columbia.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEVADA IN EACH CASE LOCATED IN HENDERSON, NEVADA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9(c).

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Section 9.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

VSSL ENTERPRISES LTD

By:	/s/ Kyle Joseph Remenda
Name:	Kyle Joseph Remenda
Title:	CEO, President

SELLING SHAREHOLDERS:

/s/ Kyle Joseph Remenda
Kyle Joseph Remenda

/s/ Philippe Olivier Henry
Philippe Olivier Henry

AUDIM VENTURES LTD.

By:	/s/ Francis James Arnall
Name:	Francis James Arnall
Title:	President

BRITT ASH ENTERPRISES LTD.

By:	/s/ Keith Watts
Name:	Keith Watts
Title:	President

BUYER:

DIGIPATH, INC.

By:	/s/ Bruce Raben
Name:	Bruce Raben
Title	Chairman of the Board

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

Selling Shareholders

Selling Shareholder Name and Wire Information	Percentage Ownership of Company	Cash Purchase Price	Purchase Price Shares
Kyle Joseph Remenda	45%	$90,000	2,925,000
Philippe Olivier Henry	45%	$90,000	2,925,000
Audim Ventures Ltd.	5%	$10,000	325,000
Britt Ash Enterprises Ltd.	5%	$10,000	325,000
TOTALS	100%	$200,000	6,500,000